POLICY 1680
Approved October 22, 2024

Insider Trading and Confidentiality Policy
POLICY REGARDING TRADING IN COMPANY SECURITIES AND CONFIDENTIALITY OF INFORMATION
Introduction
As a publicly traded company, BayFirst Financial Corp. (the “Company”) has certain legal and ethical responsibilities with respect to the market for its securities and the confidentiality of information about the Company’s clients and other business associates obtained in the ordinary course of business. In this regard, the Board of Directors of the Company has adopted the following Policy which applies to all Company personnel, including all directors, officers and employees of the Company and its subsidiaries (collectively referred to as “insiders”).
The Policy is designed to ensure that no trading by insiders occurs while the general public is, or is likely to be, at a significant disadvantage because certain information about the Company has not been made publicly available or, although publicly disclosed, has not had time to be widely disseminated to the investment community. The Policy accomplishes these goals by establishing certain “window” periods during which insiders and their families may buy or sell Company securities, as well as certain “blackout” periods, during which time no trading may occur. The established blackout periods are based upon certain cyclical factors, such as when quarterly or annual financial results may be nearly completed by the Company but not yet officially made available to the investment community, or when insiders have, or may be deemed to have, information about future changes in the Company’s business, such as with respect to a merger, acquisition or development of a new product or service.
Resolving Doubts: If you have any doubt about your responsibilities under this Policy, seek clarification and guidance from the following officers before you act. Do not try to resolve uncertainties on your own.
Marcia Rubin, Corporate Governance Administrator
Scott McKim, Corporate Secretary
A Caution About Possible Inability to Sell: Although the Company encourages employees to own its securities as a long-term investment, all personnel must recognize that trading in the Company’s securities may be prohibited at a particular time because of the existence of material non-public information. Anyone purchasing the Company’s securities must consider the inherent risk that a sale of the securities could be prohibited at a time he or she might desire to sell such securities. The next opportunity to sell might not occur until after an extended period, during which time the market price of the securities might decline.
Please read the attached Policy carefully. If you have any questions regarding the Policy or its application to you, or your family or associates, please do not hesitate to contact the following officer:
Marcia Rubin, Corporate Governance Officer
POLICY REGARDING TRADING IN COMPANY SECURITIES AND CONFIDENTIALITY OF INFORMATION

POLICY 1680
Approved October 22, 2024

Insider Trading and Confidentiality Policy
1. Prohibition Against Trading on Undisclosed Material Information.
Directors, officers and employees of the Company and its subsidiaries may not buy or sell any Company securities at any time during which the director, officer or employee is in possession of any material information relating to the Company which has not yet been made available to the public. Upon release of this information to the public, directors, officers and employees are restricted from buying or selling any Company securities for at least two full business days.
Note: Material, non-public information (“inside information”) means any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the Company’s securities. Information may be significant for this purpose even if it would not alone determine an investor’s course of action. Examples of material information include information concerning a potential business acquisition, financial information about revenues, earnings or other aspects of the Company’s performance which departs from what the market would expect based upon prior disclosures, important business developments, the acquisition or loss of a major customer or any other important transaction or occurrence. This list is merely illustrative, however, and a variety of other types of information may be material under certain circumstances.
You are prohibited from trading in the Company’s securities, directly and indirectly, while in possession of such information, even if the general “window” period for trading described in Paragraph 2 below is open. Once material information is announced, trading can occur after a lapse of two full business days. For example, if an announcement is made before the commencement of trading on a Monday of a week during which each day is a business day, an employee may trade in the Company’s stock starting on Wednesday of that same week. If the announcement is made on Monday after trading begins, employees may not trade in the Company’s stock until Friday (assuming each weekday is a business day). Please consult one of the Company’s officers if you are uncertain when trading may commence following an announcement. The restrictions described in this section also apply to family members of the Company’s insiders.
The above prohibition against trading on inside information generally reflects the requirements of federal and state securities laws as well as the Company’s Policy. A breach of this Policy will be considered as grounds for dismissal and may also very likely constitute a serious legal violation.
2. Restricted Trading Periods.
Company Directors; select subsidiary employees designated as Vice President or above, and all exempt employees in the Accounting and Finance departments, and certain Corporate Administration employees with access to financial information, are subject to blackout periods and may not trade in securities of the Company beginning on the 20th day of each March, June, September, and December, and lasting through the second full business day after the release of earnings for the most recently ended fiscal quarter or year.
Additional Restricted Trading Periods may be called by the Company at other times for designated directors, officers, or employees. The Company will notify such individuals prior to/simultaneously with the implementation of such restriction. Examples of when the Company may implement a Restricted Trading Period are referenced above.

POLICY 1680
Approved October 22, 2024

Insider Trading and Confidentiality Policy
Note: The limitations described in Paragraph 1 above relating to inside information remain applicable and take precedence even during times when trading is otherwise permitted by this Paragraph 2.
3. Pre-Clearance Procedure.
Company Directors (holding company only) and Section 16 named executive officers may not engage in any transaction in securities of the Company without first obtaining pre-clearance of the transaction from the Corporate Governance Officer or Assistant Corporate Secretary. This requirement applies to all proposed transactions, including purchases and sales in the open market, and transactions in equity-based benefits. A request for pre-clearance should be submitted to one of the foregoing officers at least two business days in advance of the proposed transaction. When a person covered by this Policy submits a transaction for pre-clearance, the foregoing officers can help a Director or named executive officer analyze the proposed transaction and comply with his or her obligations under the federal securities laws.
When a request for pre-clearance is made, the Director or named executive officer making the request should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Stock Coordinator or Corporate Secretary. The Director or named executive officer should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. A Director or named executive officer proposing to sell securities should also be prepared to comply with SEC Rule 144 and file Form 144 at the time of any sale.
4. Pre-Existing Trading Plans.
An insider may have trades made on his or her behalf in the Company’s securities during a restricted period or when the insider is in possession of material nonpublic information if the insider enters into a plan, contract or instruction at a time that is not during a restricted period and while the insider is not in possession of material nonpublic information. In accordance with the foregoing restrictions, trades may be made pursuant to the trading plan despite the fact that the insider may be in possession of material nonpublic information, or the Company is in a restricted period, at the actual time of the trade. Generally, a trading plan must specify the amount of securities to buy or sell, the price at which to buy or sell, as well as specific time periods for the trades. Additionally, affiliated accounts of the insider must be handled in the same manner. The rules governing these types of trading plans are complex and detailed. An insider wishing to adopt and enter into a pre-existing trading plan is encouraged to consult with a securities lawyer in developing such a plan. You must notify one of the following officers prior to entering into a trading plan for the Company’s securities.
Marcia Rubin, Corporate Governance Officer
Scott McKim, Corporate Secretary
The Company considers the adherence to the securities laws to be of utmost importance, and an insider’s reliance on a trading plan will not necessarily relieve the insider of liability.

POLICY 1680
Approved October 22, 2024

Insider Trading and Confidentiality Policy
5. Confidentiality of Information.
Directors, officers and employees of the Company and its subsidiaries may not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of their regular corporate duties.
Note: This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to one of the following three officers:
Thomas G. Zernick, Chief Executive Officer
Robin L. Oliver, President and Chief Operating Officer
Scott McKim, Chief Financial Officer
Unauthorized disclosure of internal information about the Company (or confidential information about our customers or vendors) could cause serious problems, whether or not for the purpose of facilitating improper trading in the Company’s securities.
6. Trading on Information About Other Companies.
Directors, officers and employees of the Company and its subsidiaries are prohibited from trading in the securities of any other company at a time when in possession of material non-public information about such company.
Note: In the course of your employment, you may become aware of material, non-public information about other companies, including other companies with which the Company has business dealings.
7. Tipping.
Directors, officers and employees of the Company and its subsidiaries may not discuss with family members, friends or others confidential or non-public information concerning the Company or any party with whom the Company or any of its subsidiaries have a business relationship.
Note: Improper disclosure of non-public information to another person who trades in the securities of the Company or any other company with which the Company has dealings (so-called“tipping”) is also a serious legal offense. If you disclose information about the Company, or information about any other company which you acquire in connection with your employment with the Company, you may be held legally responsible for the trading of the person receiving the information from you (your “tippee”) and also persons who receive the information directly or indirectly from your tippee. In such cases, you may be subject to substantial civil and criminal penalties.
8. Limitation on Certain Trading Activities.
Directors, officers and employees of the Company and its subsidiaries may not trade in puts,calls or similar options on any Company securities or sell any Company securities “short.”

POLICY 1680
Approved October 22, 2024

Insider Trading and Confidentiality Policy
9. Consequences of Violation.
Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from the Company.
Note: The Company considers strict compliance with this Policy to be a matter of utmost importance. The Company would consider any violation of this Policy, or the securities laws described herein, by a Company insider as a threat to the Company’s reputation. Violation of this Policy or the law could cause extreme embarrassment and possible legal liability to you and the Company. Violation of the Policy may also expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation.